            THIS AGREEMENT made as of this 24th day of September, 1998

BETWEEN:

            SSA COUPON LTD., a company duly incorporated and validly existing under the laws of British Columbia having its registered and records offices at 1230B 4700 Kingsway, Burnaby, British Columbia, V5H 4M1

            (the "Company")

                                                             OF THE FIRST PART

AND:

            DANA HERBERT SHAW, software programmer of 5260 6TH Avenue, Delta, British Columbia, V4M 1 L5

            ("Dana")

                                                            OF THE SECOND PART

            WHEREAS:

A. The Company was incorporated for the purpose of developing, exploiting and marketing an internet web search engine and data base as an internet portal (the "Project").

B. Maurice Simpson ("Maurice") was the originator of the concept has been instrumental in developing the concept for the search engine and data base and working with Dana on the Project.

C. The Company desires to retain Dana to continue his involvement with programming for the Project and to co ordinate and oversee the development of the software and the writing of the specifications in a consulting capacity with the Company.

D. The Company desires to retain the services of Dana on a long term basis in accordance with the term and conditions set forth in this Agreement.

      WITNESSETH that in consideration of the premises herein contained and subject to the terms and conditions hereinafter set out the parties hereto agree as follows:

1. Dana shall serve the Company as its Chief of Programming to provide software programming services to the Company and to render his services as set out herein to the Company during the term of this Agreement and the Contractor hereby accepts these terms and undertakes to perform all the duties and obligations assumed by him hereunder.

2. Dana shall furnish the services required to assist with the development, writing, testing, upgrading, and correction of computer programs and the writing of specifications as may be requested of the Contractor by Maurice from time to time and subject to such general policy restrictions and such restrictions as to specific matters as may be established by the Board of Directors of the Company.

3. Dana's duties shall include developing specifications for software programs, writing, testing, correcting and otherwise generally developing software, training persons in the use of software developed for the Project, backing up software programs, inputting data to data bases, and other general computer operation and programming services and shall perform all other duties related thereto as are generally provided by a computer programmer subject always to the instructions and directives of the management of the Company.

4. The term of this Agreement shall be for a term of five years from the date first above written and shall continue and shall not be terminated by the Company for any reason or cause whatsoever and the said term shall be automatically renewed for successive terms of two years each unless terminated by Dana at any time on two months notice or unless the Company shall deliver to Dana written notice of the termination of this Agreement at least six calendar months prior to the expiration of the original term of five years or prior to the expiration of any successive two year term then in force. If the Company shall cancel this Agreement at the end of the said five year term or at the end of any successive two year term then in force, the Company shall pay to Dana, on the termination of this Agreement as provided herein, the sum of $500,000.00 forthwith upon such termination.

5. During the original term of this Agreement and successive renewal terms thereof, the Company shall pay to Dana as a consulting fee, commensurate with the net earnings of the Company (calculated without deducting as an expense, any fees, bonuses or other amounts paid to Dana, Maurice, William F. Murray, or any other director, officer, or executive of the Company), amounts calculated as follows:

         (a) commencing on October 1st 1998 and continuing until the Company has net quarterly earnings of $250,000 calculated in accordance with generally accepted accounting principals ("GAAP"), $6,000 per month in two installments of $3,000 each on the 1st and 15th day of each and every month until the month immediately following the first calendar quarter in which the Company had net quarterly earnings of $250,000 as aforesaid and provided that until such time as the Company has money available to make such payments, the amounts shall be recorded in the books of the Company as a debt owing to Dana to be paid as soon as the Company has money available and provided that,

         (b) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $250,000 calculated in accordance with GAAP as aforesaid and continuing until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $500,000 calculated in accordance with GAAP, the Company will pay to Dana, in lieu of the $6,000 per month, $8,000 per month in two installments of $4,000 each on the 1st and 15th days of each and every month and provided that,

         (c) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $500,000 calculated in accordance with


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

                  GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $1,000,000 calculated in accordance with GAAP, the Company will pay to Dana, in lieu of the $8,000 per month, $12,000 per month in two installments of $6,000 each on the 1st and 15th days of each and every month and provided that,

         (d) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $1,000,000 calculated in accordance with GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $3,000,000 calculated in accordance with GAAP, the Company will pay to Dana, in lieu of the $12,000 per month, $16,000 per month in two installments of $8,000 each on the 1st and 15th days of each and every month and provided that,

         (e) from the 1st of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $3,000,000 calculated in accordance with GAAP as aforesaid until the month immediately following the first calendar quarter in which the Company has net quarterly earnings of $6,000,000 calculated in accordance with GAAP, the Company will pay to Dana, in lieu of the $16,000 per month, $24,000 per month in two installments of $12,000 each on the 1st and 15th days of each and every month and provided that,

         (f) from and after the first of the month immediately following the first calendar quarter that the Company has net quarterly earnings of $6,000,000 calculated in accordance with GAAP as aforesaid, the Company will pay to Dana, in lieu of the $24,000 per month, $44,000 per month in two installments of $22,000 each on the lst and 15th days of each and every month.

      Such compensation shall be reviewed from time to time by the board of directors, no less than annually, and may be increased as the board of directors in their discretion may decide. The above compensation is in addition to any bonuses, stock options or shareholders dividends that Dana may receive in the discretion of the Board of Directors of the Company.

6. Dana shall devote at least 20 hours per week of his working time, attention and ability to the business and affairs of the Company unless otherwise consented to in writing by the Board of Directors and shall use his best efforts to promote the interests of same.

7. During the initial term or any successive term hereof Dana shall be entitled to be away vacation of eight weeks during each year, such vacation to be taken at such time or times as the Board of Directors of the Company may agree.

8. Dana shall be reimbursed for all travelling and other expenses properly incurred by him in connection with his duties hereunder and for all such expenses shall furnish to the Company, as appropriate, statements and vouchers as and when required.

9. Dana shall submit oral or written reports in such form and to such persons as the Board of Directors of the Company may from time to time direct.


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

10. Dana confirms that all of his programming work has been done as a work for hire and the copyright and all moral and other rights in any programming performed on the Project belongs to the Company and Dana confirms that he has transferred all right, title and interest that he may have in the intellectual property of the Project to the Company and Dana shall not, without the consent of the Board of Directors of the Company, either during the continuance of this Agreement or at any time thereafter disclose the private affairs or any secrets of the Company to any person other than the Directors or Senior Officers of the Company and shall not use for his own purposes or for any purpose other than those of the Company such information he may now have or may hereafter acquire in relation to the business or affairs of the Company. For greater clarity, Dana acknowledges that the Company shall be entitled to, and shall own, solely and exclusively, all the results and proceeds of Dana's services and all rights of every kind therein and, without limiting the generality of the foregoing, the Company will own all intellectual property rights in any work performed by Dana on the Project before this Agreement was entered in to or performed pursuant to this Agreement including the intellectual property in any and all works created by the Company based in whole or in part on the software written or programmed by Dana, including any modifications, adaptations, transformations, revisions, improvements, enhancements, translations or variations of the such software. For the purpose of this Agreement, intellectual property rights shall mean:

         (a) All rights, title and interests in all copyright and, moral rights in the software expressed in any material form whatsoever;

         (b) All rights, title and interests in all confidential information and trade secret rights arising under the common law, provincial law, federal law and laws of foreign countries and related to proprietary and confidential information embodied in the software or otherwise arising in the Project;

         (c) All rights, title and interests in all trademark and trade name rights under the common law, provincial law, federal law and laws of foreign countries relating to the software or the Project; and

         (d) All rights, title and interest in any and all inventions embodied in the software including all modifications, enhancements and improvements thereto whether or not patentable

11. Dana shall not, without the prior written consent of the Board of Directors of the Company during the term of this Agreement and for a period of two years after the termination of this Agreement either individually or in partnership or in conjunction with any person or persons, association, syndicate, company or corporation as principal, agent, major shareholder or in any other manner whatsoever act in conflict with, carry on or be engaged in or be concerned with or interested in or advise or permit his name to be used or employed by any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in a project similar to the Project or any of the businesses carried on by the Company during the term of this Agreement..

12. If Dana shall, by reason of illness or mental or physical disability or incapacity, fail for six months in the aggregate in any calendar year, to be available for consulting hereunder the

Company may, by three months' notice in writing to Dana, terminate this Agreement, in which event this Agreement (except paragraphs 10 and 11 hereof, which paragraphs shall continue in force) shall be wholly determined upon the expiration of the said period of two months and the Company's further obligation to pay compensation to Dana under paragraph 5 and Dana's obligation to render services hereunder shall terminate as of the said termination date.

13. The relationship of the parties is as contractor and contractee and not as employer and employee and nothing herein contained shall be deemed to constitute an employer-employee relationship or a partnership between, or a joint venture by, the parties and neither party shall hold itself out contrary to the terms of this paragraph by any means whatsoever. Neither party shall be bound by or become liable for any representation, commitment, act or omission whatsoever of the other contrary to the provisions hereof.

14. The provisions of this Agreement shall enure to the benefit of and be binding upon the legal personal representative of Dana and the successors and assigns of the Company respectively.

15. If any covenant or provision herein is determined to be void or unenforceable in whole or in part it shall not be deemed to affect or impair the validity of any other covenant or provision hereof.

16. The parties acknowledge that it is their intent to take the Project public either by licensing the technology to, or vending the Company or the shares in the Company into a company ("Newco") that is listed, or intends to become listed, on a recognized stock exchange or is trading, or intends to be traded, on the over the counter market, and the Company covenants that any such license or vending it will be conditional on Newco assuming the obligations hereunder and the Company will assign this Agreement to Newco on the licensing or vend in and will ensure that Newco assumes the Company's obligations to Dana hereunder. After such a licensing or vend in, the net earnings referred to in paragraph 5 shall be the consolidated earnings of the Company and Newco. This paragraph will apply, mutatis mutandis, if it is decided that Newco will not be the public company but shall sell the shares or the Project to another company that is listed, or intends to become listed, on a recognized stock exchange or is trading, or intends to be traded, on the over the counter market.

      IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.

THE CORPORATE SEAL of               )
SSA COUPON LTD. was hereunto        )
affixed in the presence of          )
                                    )                       c/s
  /s/ William Murray, Pres.         )
-------------------------------
                                    )
                                    )


SIGNED, SEALED AND DELIVERED        )
by DANA SHAW                        )
in the presence of:                 )
                                    )
  /s/ Maurice Simpson               )
-------------------------------     )
Name                                )
                                    )             /s/ Dana Herbert Shaw
                                    )           ------------------------
  401-1310 Caribo St.               )             Dana Herbert Shaw
------------------------------------
Address   New Westminster           )
                                    )
                                    )
Occupation                          )



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